UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2007

BROOKE CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51423	20-2679740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 661-0123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors; Election of Directors.

(b) On November 26, 2007, Robert J. Skandalaris resigned from the board of directors (the “Board”) of Brooke Credit Corporation (the “Company”), effective immediately.

(d) On November 26, 2007, the Board elected Stuart I. Greenbaum as a director to fill the vacancy left by the resignation of Mr. Skandalaris.

Mr. Greenbaum is the former Dean and Bank of America Professor Emeritus of Managerial Leadership at the John M. Olin School of Business as Washington University in St. Louis. Mr. Stuart was named to the Audit Committee of the Board. There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Greenbaum, or any member of his immediate family, has or will have a direct or indirect material interest.

Mr. Skandalaris has the right under that certain Voting Agreement, dated July 18, 2007, between the Company and Brooke Corporation (the Company’s controlling stockholder), to designate two of the Company’s directors. Mr. Skandalaris nominated Mr. Greenbaum to replace him on the Board and the Board went through its standard process and accepted Mr. Greenbaum as a member of the Board, which satisfied both the Board’s procedures and Mr. Skandalaris’ designation rights.

On November 29, 2007, the Company issued a press release announcing the appointment of Mr. Greenbaum to the Board. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1	Press Release dated November 29, 2007 by Brooke Credit Corporation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 11/30/07

BROOKE CREDIT CORPORATION

/s/ Michael Lowry
Michael Lowry
President and Chief Executive Officer

Exhibits

99.1	Press Release issued by Brooke Credit Corporation on November 29, 2007.